EXHIBIT 10.13(1)

LEGGETT & PLATT, INCORPORATED

DIRECTOR STOCK OPTION PLAN

As Amended and Restated November 13, 2002

Section 1. Purpose.

Leggett & Platt, Incorporated (the “Company”) has established the Director Stock Option Plan (the “Plan”) to encourage ownership of the Company’s $.01 par value Common Stock (“Common Stock”) by non-employee directors of the Company.

Section 2. Administration.

The Plan is administered by a committee (the “Committee”) of three or more persons appointed by the Company’s Board of Directors. Committee members must be employees of the Company and cannot be participants in the Plan. The Committee has complete authority to interpret and construe the Plan and all Agreements and to take any action it deems necessary or appropriate for the administration of the Plan. The Committee may delegate its authority or duties under the Plan to any subcommittee as it deems appropriate.

Section 3. Participation in the Plan.

All directors of the Company may participate in the Plan unless they are employees of the Company or any subsidiary of the Company.

Section 4. Stock Subject to the Plan.

A total of 800,000 shares, as adjusted for all stock splits occurring since the Plan became effective, may be issued under the Plan (subject to adjustment under Section 9). If any option granted under the Plan expires or is terminated without having been exercised in full, the shares attributable to the unexercised portion of the option will again become available for grant.

Section 5. Non-Statutory Stock Options.

All options granted will be non-statutory options not entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended.

Section 6. Terms, Conditions and Form of Options.

Each option granted will be evidenced by a written agreement in a form approved by the Committee (the “Option Agreement”). Grants under the Plan are subject to the following terms and conditions:

A. Option Grant Dates. Options will be granted annually on the first business day of the month following the annual meeting of shareholders (the “Grant Date”) to any eligible director who, prior to the beginning of the Grant Year, has filed with the Committee or its designate an irrevocable election (the “Election”) to receive a stock option in lieu of all or a portion of his director compensation to be earned during the Grant Year. Each “Grant Year” begins immediately after the director’s election at the annual meeting of shareholders.

In the case of a director who is not elected at the annual meeting of shareholders: (i) the first Grant Year will begin immediately after his election and end at the next annual meeting of shareholders, and (ii) the Grant Date will be the first business day of the month following his election.

Each Election will remain in effect until it is terminated. Unless a director terminates an Election or makes a new Election prior to the beginning of the next Grant Year, additional options will be granted automatically on each successive Grant Date, consistent with the director’s previous Election.

B. Option Formula. The number of option shares granted will be the number of whole shares determined under the following formula:

Deferred Compensation	=	Number of
Shares
(Fair Market Value x .5)

“Deferred Compensation” means the amount the director would be entitled to receive for serving as a director in the relevant Grant Year but for the Election referred to in Subsection 6.A above. The number of option shares will be determined when actual compensation amounts are known. “Fair Market Value” is the market value of the Company’s Common Stock at the close of business on the relevant Grant Date, as reported on the New York Stock Exchange Composite Tape.

C. Option Price. The option price per share for the option shares will be 50% of Fair Market Value.

D. Options Limited Transferability. Options granted under the Plan are not transferable other than (i) by will or by the laws of descent and distribution, or (ii) to an immediate family member or trust, corporation, partnership or other entity controlled by the director or an immediate family member or in which the director or an immediate family member is a beneficiary, partner, shareholder or member. The term “immediate family member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships. The transferee of a director’s option may not transfer the options transferred to him except by will or by the laws of descent and distribution. Options may not be transferred to a minor except pursuant to the Uniform

Transfers to Minors Act or similar legislation. If a director transfers an option, he must immediately notify the Committee in writing of the name and address of the transferee, the number of options transferred and the date of the transfer. Except as provided above, no option or interest therein may be transferred, assigned, pledged or hypothecated by the director during his lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

E. Period of Option. Options become exercisable on the first anniversary of the Grant Date. However, subject to proration as specified in Subsection 6.H, options become exercisable upon the death of the director, his retirement because of age or his total and permanent disability.

F. Exercise of Option. Options may be exercised only by delivering a written notice to the Company indicating the number of options to be exercised, accompanied by payment of the exercise price for the option shares. Unless prohibited by the Option Agreement, consideration may be paid by delivery of shares of Common Stock or a combination of cash and shares of Common Stock. Shares delivered as consideration for the option price will be valued at the fair market value of the shares on the exercise date. Options may be exercised in whole or in part. Any unexercised portion of an option may be exercised later, subject to the term of the option.

If any option has not been fully exercised on its expiration date, the unexercised portion of the option will be deemed exercised on the expiration date. Shares of Common Stock will not be issued until the option price and any other required amounts have been paid.

G. Exercise by Representative Following Death of Director. If a director dies, his options may be exercised by the person(s) entitled to do so under his will or by written designation filed with the Committee or, if the director dies intestate, by his legal representative. Any exercise by a representative will be subject to the provisions of this Plan.

H. Proration. If a director ceases to be a director of the Company for any reason before an option becomes exercisable, that portion of the option attributable to unearned compensation for the remaining whole months in the Grant Year will terminate.

Section 7. Modification, Extension and Renewal of Options.

The Committee has authority to modify, extend or renew outstanding options and to authorize the grant of new options in substitution for previously granted options, provided that any such action may not alter or impair any rights or obligations of any option previously granted without the consent of the director.

Section 8. Limitation of Rights.

A. No Right to Continue as a Director. Neither the Plan, nor the granting of an option under the Plan constitutes any agreement or understanding that the Company will retain a director for any period of time or at any particular rate of compensation.

B. No Shareholders’ Right for Options. An option holder will have no rights as a shareholder for shares covered by an option until the date a stock certificate is issued for the shares. No adjustment will be made for dividends or other rights for which the record date is prior to the date the certificate is issued.

Section 9. Adjustment of Number of Shares.

If there is a change in the Company’s Common Stock due to a stock dividend, stock split, spin-off, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, the number of shares of Common Stock then subject to any outstanding option under the Plan, the exercise price of any outstanding options, and the number of shares reserved for issuance under the Plan will be adjusted appropriately.

Section 10. Business Combinations.

In the event of a dissolution of the Company, a merger or consolidation in which the Company is not the surviving corporation (i.e. it becomes a wholly-owned subsidiary of another corporation) or a transfer, in one or a series of related transactions, of substantially all of the assets of the Corporation:

(a) If the transaction includes a written provision for the assumption and continuance of options outstanding under the Plan, or the substitution for such options of new substantially equivalent options covering different shares or securities, the existing options or the new substituted options, as the case may be, will continue in the manner and under the terms provided; or

(b) If the transaction does not provide for continuance and assumption of any outstanding options or for the substitution of new substantially equivalent options, then option holders will be entitled immediately prior to the effective date of the transaction to purchase the full number of shares covered by their options, whether or not the options are exercisable on that date. Any options not exercised as of the effective date of the transaction will be deemed cancelled.

Section 11. Effective Date and Term of Plan.

The Plan took effect on December 12, 1988 and was adopted by the Company’s shareholders on May 10, 1989. All options for shares subject to the Plan shall be granted, if at all, not later than May 9, 2009.

Section 12. Amendment of the Plan.

The Board of Directors may suspend, discontinue or amend the plan; provided, however, that without approval of the Company’s shareholders, no revision or amendment may increase the number of shares subject to the Plan (except as provided in Section 9), change the designation of the class of directors eligible to receive options, or materially increase the benefits accruing to Plan participants.

Section 13. Notice.

Any written notice to the Company or the Committee required by the Plan shall be addressed to the Secretary of the Company and will become effective upon receipt.

Section 14. Governing Law.

The Plan will be construed and administered in accordance with the laws of Missouri.